77Q.2. Any information called for by instructions to sub-item
77Q2.
BACAP Alternative Multi-Strategy Fund, LLC
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Funds Managers and officers and persons who own more than ten percent of the Funds outstanding interests and certain officers and directors of the
Funds investment advisers (collectively, Section 16 reporting persons) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Fund interests. Section 16 reporting persons are required by SEC regulations to furnish the Fund with copies of all Section
16(a) forms they file. To the Funds knowledge, based solely on a review of the copies of such reports furnished to the Fund and on representations made, all
Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them for the year ended March 31, 2006, except that two persons that were appointed director of Banc of America Investment Advisors, Inc., Daniel McNamara and Sandra Spies, filed Initial Statements of Beneficial Ownership of Securities on Form 3 showing no ownership of Fund interests after the required time period due to administrative oversight.